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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Bright Horizons Family Solutions, Inc., which appears in Bright Horizons Family Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 28, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.





/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
June 28, 2005